Exhibit 99.1

Autodesk Press Release

Press :         Stacy Doyle, (503) 330-6115

stacy.doyle@autodesk.com

Investors :  Abhey Lamba, (415) 547-3502

abhey.lamba@autodesk.com

Autodesk to Acquire PlanGrid to Accelerate Construction Productivity

Companies Aim to Improve Information Exchange Across All Construction Project Teams

SAN RAFAEL, CA, Nov 20, 2018 — Autodesk, Inc. (NASDAQ: ADSK) has signed a definitive agreement to acquire PlanGrid, a leading provider of construction productivity software, for $875 million net of cash. This acquisition will enable Autodesk to offer a more comprehensive, cloud-based construction platform.

PlanGrid software lets general contractors, subcontractors and owners in commercial, heavy civil and other industries work together throughout the construction project lifecycle. PlanGrid software offers real-time collaboration, keeping the field and the office on the same page. It gives builders real-time access to project plans, punch lists, project tasks, progress photos, daily field reports, submittals and more.

“As designing and making converge, Autodesk is connecting project data from design through construction and putting predictive insights into the hands of contractors,” said Andrew Anagnost, Autodesk CEO. “There is a huge opportunity to streamline all aspects of construction through digitization and automation. The acquisition of PlanGrid will accelerate our efforts to improve construction workflows for every stakeholder in the construction process.”

“At PlanGrid, we have a relentless focus on empowering construction workers to build as productively as possible,” said Tracy Young, PlanGrid CEO. “One of the first steps to improving construction productivity is the adoption of digital workflows with centralized data. PlanGrid has excelled at building beautiful, simple field collaboration software, while Autodesk has focused on connecting design to construction. Together, we can drive greater productivity and predictability on the jobsite.”

Proposed Integration

Jim Lynch, Construction General Manager at Autodesk, said, “This acquisition allows us to do more for general contractors, and we’ve got new growth opportunities with subcontractors and owners. We’ll integrate workflows between PlanGrid’s software and both Autodesk Revit software and the Autodesk BIM 360 construction management platform, for a seamless exchange of information between all project members.”

Autodesk and PlanGrid have developed complementary construction integration ecosystems to which customers can connect other software applications. The acquisition is expected to expand the integration partner ecosystem, giving customers a customizable platform to test and scale new ways of working.

Terms and Business Outlook

The transaction is subject to customary closing conditions and is expected to close during Autodesk’s fourth quarter of fiscal 2019, ending January 31, 2019. Because the exact timing of the close is unknown, Autodesk has not included any impact in its business outlook for the fourth quarter. However, the company expects it to contribute slightly to revenue and be modestly negative for profitability and cashflows for the quarter. For fiscal year 2020, Autodesk expects PlanGrid to contribute approximately $100 million in ARR and be slightly dilutive to profitability and cash flow. Inclusive of the transaction, the company is maintaining its free cash flow goal for the year.

Conference Call and Webcast

For more information, please visit the Autodesk Newsroom. This announcement will also be discussed during on Autodesk’s third quarter earnings conference call today at 5:00 p.m. EST. The live broadcast can be accessed at http://www.autodesk.com/investor. Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of Autodesk’s website simultaneously with this press release.

A replay of the broadcast will be available at 7:00 p.m. EST at http://www.autodesk.com/investor. This replay will be maintained on Autodesk’s website for at least 12 months.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding: the planned PlanGrid acquisition and the timing thereof, the impact of the acquisition on Autodesk’s guidance issued on November 20, 2018 and business performance; the impact of the transaction on Autodesk’s and PlanGrid’s products and services capabilities, customers, and partners; and Autodesk’s plans to improve construction workflows.

Factors that could cause actual results to differ materially include the following: Autodesk’s ability to successfully integrate PlanGrid’s business; costs related to the acquisition; whether the construction industry grows as anticipated; the competitive environment in the construction industry and competitive responses to the acquisition; Autodesk and PlanGrid’s success developing new products or modifying existing products and the degree to which these gain market acceptance; general market and business conditions; unanticipated impact of accounting for acquisitions; and the ability to satisfy the conditions to the completion of the acquisition on the anticipated schedule, or at all.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2018 and July 31, 2018, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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About PlanGrid

PlanGrid builds simple, powerful software construction teams love to use. The company’s mobile-first technology gives general contractors, subcontractors, owners and architects access to information in real-time, enables field collaboration and provides actionable insights. With PlanGrid, any construction team member can manage and update blueprints, specs, photos, RFIs, field reports, punch lists and other information from any device. PlanGrid is used on more than one million projects across commercial, heavy civil and other industries in 90 countries. Headquartered in San Francisco and founded in 2011, PlanGrid has $69 million in funding from YCombinator, Sequoia Capital, Tenaya Capital and other top venture capital firms. Learn more at www.plangrid.com.

About Autodesk

Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything.

Autodesk, BIM 360 and Revit are registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2018 Autodesk, Inc. All rights reserved.